Kodiak Energy, Inc.	October 12, 2007
Whistleblower Policy

Kodiak Energy, Inc.’s (“Kodiak” or the “Company”) Code of Business Conduct and Ethics (the “Code”) requires directors, officers and consulting personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As employees and representatives of the Organization, we must practice honesty and integrity in fulfilling our responsibilities and comply with all applicable laws and regulations.

1. Reporting Responsibility

It is the responsibility of all directors, officers and personnel to comply with the Code and to report violations or suspected violations in accordance with this Whistleblower Policy.

2. No Retaliation

No directors, officers or personnel, who, in good faith, report a violation of the Code shall suffer harassment, retaliation or adverse employment consequences. Any personnel who retaliate against someone who has reported a violation in good faith is subject to discipline up to and including termination. This Whistleblower Policy is intended to encourage and enable personnel and others to raise serious concerns within the Company prior to seeking outside resolution.

3. Reporting Violations

The Code addresses the Company’s open door policy and suggests that personnel share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, a manager or supervisor is in the best position to address an area of concern. However, if you are not comfortable speaking with your immediate supervisor or you are not satisfied with your supervisor’s response, you are encouraged to speak with someone in management whom you feel is approachable. Supervisors and managers are required to report suspected violations of the Code of Conduct to the Company’s Compliance Officer, who has specific and exclusive responsibility to investigate all reported violations. For suspected fraud, or when you are not satisfied or uncomfortable with following the Company’s open door policy, individuals should contact the Organization’s Compliance Officer directly.

4. Board of Directors

The Organization’s Board of Directors is responsible for investigating and resolving all reported complaints and allegations concerning violations of the Code.

5. Accounting and Auditing Matters

The Audit Committee of the Board of Directors shall address all reported concerns or complaints regarding corporate accounting practices, internal controls or auditing. The Compliance Officer shall immediately notify the audit committee of any such complaint and work with the committee until the matter is resolved.

Exhibit 99.5 - Whistleblower Policy

6. Acting in Good Faith

Anyone filing a complaint concerning a violation or suspected violation of the Code must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Code. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

7. Confidentiality

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

8. Handling of Reported Violations

The Compliance Officer will notify the sender and acknowledge receipt of the reported violation or suspected violation within five business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

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